Exhibit 99.1

Globe Specialty Metals Adjourns Shareholder Meeting Until September 11, 2015

MIAMI, September 10, 2015 – Globe Specialty Metals, Inc. (NASDAQ: GSM) (“Globe” or the “Company”), the Company announced it will adjourn the special meeting of Globe shareholders previously scheduled for September 10, 2015. The special meeting will be adjourned to September 11, 2015 at 9:00 a.m. local time, at 600 Brickell Avenue, Miami, Florida 33131. The record date for the special meeting will remain July 31, 2015.

As previously disclosed, the Company and its board of directors are subject to a consolidated class action pending in the Court of Chancery of the State of Delaware captioned In re Globe Specialty Metals, Inc. Stockholders Litigation. Globe is engaged in negotiations in an effort to resolve the action and avoid the costs, risks, and disruption of litigation. If the parties reach a definitive agreement, the proposed terms of any settlement will be subject to approval by the court, and there can be no assurance that the court will approve any settlement. The adjournment will allow further opportunity to finalize the settlement negotiations.

About Globe Specialty Metals

Globe Specialty Metals, Inc. is among the world’s largest producers of silicon metal and silicon-based specialty alloys, critical ingredients in a host of industrial and consumer products with growing markets. Customers include major silicone chemical, aluminum and steel manufacturers, auto companies and their suppliers, ductile iron foundries, manufacturers of photovoltaic solar cells and computer chips, and concrete producers. The Company is headquartered in Miami, Florida. For further information please visit our web site at www.glbsm.com.

Forward-Looking Statements

This release may contain ‘‘forward-looking statements’’ within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as ‘‘anticipates,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘seeks,’’ ‘‘believes,’’ ‘‘estimates,’’ ‘‘expects’’ and similar references to future periods, or by the inclusion of forecasts or projections. Forward-looking statements are based on the current expectations and assumptions of Globe regarding its business, financial condition, the economy and other future conditions.

Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. The Company’s actual results may differ materially from those contemplated by the forward-looking statements. The Company cautions you therefore that you should not rely on any of these forward-looking statements as statements of historical fact or as guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions including, among others, changes in metals prices; increases in the cost of raw materials or energy; competition in the metals and foundry industries; environmental and regulatory risks; ability to identify liabilities associated with acquired properties prior to their acquisition; ability to manage price and operational risks including industrial accidents and natural disasters; ability to manage foreign operations; changes in technology; ability to acquire or renew permits and approvals; with respect to the proposed business combination with Grupo FerroAtlántica, S.A.U. (“FerroAtlántica”), the timing to complete the proposed transaction, including the receipt of shareholder approval, and that regulatory approvals required for the proposed transaction may not be obtained on the terms expected or on the anticipated schedule; and other factors identified in the Company’s periodic reports filed with the SEC.

Any forward-looking statement made by the Company or management in this release speaks only as of the date on which it or they make it. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, unless otherwise required to do so under the law or the rules of the NASDAQ Global Market.

Important Information

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed transaction among Globe, Grupo Villar Mir, S.A.U. (“Grupo VM”), FerroAtlántica and Velonewco Limited, to be renamed Ferroglobe (“Ferroglobe”). In connection with the proposed transaction, Ferroglobe has filed with the SEC a registration statement on Form F-4, which includes a proxy statement of Globe that also constitutes a prospectus of Ferroglobe. Investors and security holders are urged to read the definitive proxy statement/prospectus, which was filed with the SEC by Globe on August 12, 2015, as supplemented on August 26, 2015 and as it may be further supplemented, together with all other relevant documents filed with the SEC, because they will contain important information about the proposed transaction. Investors and security holders are able to obtain the documents (once available) free of charge at the SEC’s website, http://www.sec.gov, or for free from Globe by contacting the Corporate Secretary, Globe Specialty Metals, 600 Brickell Avenue, Suite 3100, Miami, FL 33131, telephone: 786-509-6900 (for documents filed with the SEC by Globe) or from Grupo VM by contacting Investor Relations, Torre Espacio, Paseo de la Castellana, 259 D 49a, 28046 Madrid, Spain, +34 91 556 7347 (for documents filed with the SEC by Grupo VM, FerroAtlántica or Ferroglobe).

Participants in Solicitation

Globe, Grupo VM, FerroAtlántica and Ferroglobe and their directors and executive officers and certain employees may be deemed to be participants in the solicitation of proxies from the holders of Globe common stock with respect to the proposed transaction. Information about Globe’s directors and executive officers is set forth in the definitive proxy statement filed in connection with Globe’s 2014 annual meeting of shareholders, which was filed with the SEC on October 27, 2014. Investors may obtain additional information regarding the interest of such participants by reading the definitive proxy statement/prospectus regarding the proposed transaction, which was filed with the SEC on August 12, 2015, as supplemented on August 26, 2015. These documents may be obtained free of charge from the SEC’s website http://www.sec.gov, or from Globe and Grupo VM using the contact information above.

Non-Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

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INVESTOR CONTACTS: Globe Specialty Metals, Inc.

Joe Ragan, 786-509-6925

Chief Financial Officer

Email: jragan@glbsm.com